                                   SCHEDULE B

                            FUND ACCOUNTING AGREEMENT
                              COMPENSATION SCHEDULE
                      DELAWARE INVESTMENTS FAMILY OF FUNDS
                          EFFECTIVE AS OF MAY 16, 2002


                  Fee Schedule for The Delaware Group of Funds


Part 1 -- Fees for Existing Portfolios

Existing Portfolios are those so designated on Schedule A to the Fund Accounting Agreement between Delaware Service Company, Inc. and the Delaware Group of Funds dated as of August 19, 1996 ("Agreement").


                             Annual Asset Based Fees

First $10 Billion of Aggregate
  Complex Net Assets                              2.5 Basis Points
Aggregate Complex Net Assets
  over $10 Billion                                2.0 Basis Points

Annual asset based fees will be charged at a rate of 2.5 basis points for the first $10 Billion of Aggregate Complex Net Assets. Aggregate Complex Net Assets over $10 Billion will be charged at a rate of 2.0 basis points. These fees will be charged to a Portfolio on an aggregated pro rated basis.


                               Annual Minimum Fees

Domestic Equity Portfolio                         $35,000
Domestic Fixed Income Portfolio                   $45,000
International Series Portfolio                    $70,000
Per Class of Share Fee                            $ 4,000

There is an annual minimum fee that will be charged only if the annual asset based fee is less than the calculation for the minimum fee. This fee is based on the type and the number of classes per Portfolio. For an equity Portfolio $35,000 will be charged; for a fixed income Portfolio $45,000 will be charged, and for an international Portfolio $70,000 will be charged. For each class of shares, $4,000 will be charged, such amount to be prorated over a period of less than a year for any classes added after April 30, 1996. A total of all minimum fees will be compared to the total asset based fee to determine which fee is higher and, subsequently, will be used to bill the Companies.

Part 2 -- Fees for New Portfolios

For each Portfolio designated as a New Portfolio on Schedule A to the Agreement, there will be a fee of 2.0 basis points, providing that the Delaware complex net assets are above $10 Billion (the rate would be 2.5 basis points if under $10 Billion and then 2.0 basis points once the net assets cross $10 Billion), or an annual minimum fee calculated in the manner described above, whichever is higher. This new fee would be added to the total of Existing Portfolio fees and then pro rated. Fees shall not be charged for New Portfolios included on Schedule A until such Portfolios shall have commenced operations.

Part 3 -- Sharing Facilities

In the conduct of the business of the parties to this Agreement and in the performance of this Agreement, each party will bear its allocable portion of expenses common to each.



AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.     DELAWARE GROUP ADVISER FUNDS
                                   DELAWARE GROUP CASH RESERVE
                                   DELAWARE GROUP EQUITY FUNDS I
                                   DELAWARE GROUP EQUITY FUNDS II
                                   DELAWARE GROUP EQUITY FUNDS III
                                   DELAWARE GROUP EQUITY FUNDS IV
                                   DELAWARE GROUP EQUITY FUNDS V
                                   DELAWARE GROUP FOUNDATION FUNDS
                                   DELAWARE GROUP GLOBAL &
                                      INTERNATIONAL FUNDS
                                   DELAWARE GROUP GOVERNMENT FUND
                                   DELAWARE GROUP INCOME FUNDS
                                   DELAWARE GROUP LIMITED-TERM
                                      GOVERNMENT FUNDS
                                   DELAWARE GROUP STATE TAX-FREE INCOME
                                      TRUST
                                   DELAWARE GROUP TAX-FREE FUND
                                   DELAWARE GROUP TAX-FREE MONEY FUND
                                   DELAWARE POOLED TRUST
                                   DELAWARE VIP TRUST
                                   VOYAGEUR INSURED FUNDS
                                   VOYAGEUR INTERMEDIATE TAX-FREE FUNDS
                                   VOYAGEUR INVESTMENT TRUST
                                   VOYAGEUR MUTUAL FUNDS I
                                   VOYAGEUR MUTUAL FUNDS II
                                   VOYAGEUR MUTUAL FUNDS III
                                   VOYAGEUR TAX-FREE FUNDS,
                                   for its series set forth in Schedule A to this Agreement



By:  /s/ Douglas L. Anderson                By:  /s/ David K. Downes
    -----------------------------------          ------------------------------
Name:  Douglas L. Anderson                       Name: David K. Downes
Title: Senior Vice President/Operations          Title: President